VIKING VESSELS

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this report on Form S-4 of our report dated November 4, 1997, on our audit of the statements of assets acquired and liabilities assumed for the fleet of vessels acquired by Saevik Supply ASA from Viking Supply Ships AS (Viking Vessels) for the year ended December 31, 1996 and the statement of revenue less direct operating expenses for the years ended December 31, 1996, 1995 and 1994, appearing in the Form S-3 (File No. 333-39597) of Trico Marine Services, Inc.

We  also  consent  to  the  reference  to  our firm  under  the  caption
"Experts".

DELOITTE & TOUCHE
Norway, September 18, 1998
/s/ Roar Skuland
Roar Skuland
State Authorized Public Accountant Norway